Exhibit 10.2

INCENTIVE STOCK OPTION AGREEMENT

KIPS BAY MEDICAL, INC.

2013 EQUITY INCENTIVE PLAN

THIS AGREEMENT is made effective as of this          day of                         , 20    , by and between Kips Bay Medical, Inc., a Delaware corporation (the “Company”), and                                      (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is an Employee of the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant an incentive stock option to Participant to purchase shares of Common Stock pursuant to the Kips Bay Medical, Inc. 2013 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of an incentive stock option to Participant and has determined that, as of the effective date of this Agreement, the Fair Market Value of the Common Stock is $          per share.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Grant of Option.  The Company hereby grants to Participant effective as of the date set forth above (the “Date of Grant”), the right and option (this “Option”) under the Plan to purchase all or portions of an aggregate of                                                (                ) shares of Common Stock at a per share price of $             on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 14 of the Plan.  This Option is intended to be an incentive stock option within the meaning of Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent permitted under Code Section 422(d).   However, to the extent this Option fails to satisfy the requirements of Code Section 422, this Option will be deemed to be a nonqualified stock option.

2.                                      Duration and Exercisability.

a.                                      General.  The term during which this Option may be exercised shall terminate at the Close of Business on                         , 20    , except as otherwise provided in Paragraphs 2(b) through 2(e) below.  This Option shall become exercisable according to the following schedule:

[INSERT VESTING SCHEDULE]

Once this Option becomes exercisable to the extent of one hundred percent (100%) of the aggregate number of shares specified in Paragraph 1, Participant may continue to exercise this Option under the terms and conditions of this Agreement until the termination of this Option as provided herein.  If, upon an exercise of this Option, Participant does not purchase the full number of shares which Participant is then entitled to purchase, Participant may purchase upon any subsequent exercise prior to this Option’s termination such previously unpurchased shares in addition to those Participant is otherwise entitled to purchase.

b.                                      Termination of Employment for Cause.  If Participant’s employment with the Company or any Subsidiary is terminated for Cause, as defined below, the unexercised portion of this Option shall immediately expire, and all rights of Participant under this Option shall be forfeited.

For purposes of this Section 2, “Cause” shall mean (i) the conviction of or guilty plea by Participant for the commission of any felony, (ii) the commission by Participant of any crime involving moral turpitude (e.g., larceny, embezzlement) which results in harm to the business, reputation, prospects or financial condition of the Company or any Affiliate, (iii) a disciplinary discharge pursuant to the terms of the Company’s management handbooks or policies as in effect at the time, or (iv) Participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment agreement, if any; provided, however, that if, subsequent to Participant’s voluntary termination for any reason or involuntary termination by the Company or any Subsidiary without Cause, it is discovered that Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under this Agreement.

c.                                       Termination of Employment (other than for Cause, Disability or Death).  If Participant’s employment with the Company or any Subsidiary is terminated for any reason other than for Cause, disability or death, this Option shall completely terminate on the earlier of: (i) the Close of Business on the three-month anniversary date of such termination of employment; and (ii) the expiration date of this Option stated in Paragraph 2(a) above. In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent this Option was exercisable on the vesting date immediately preceding such termination of employment, but had not previously been exercised.  To the extent this Option was not exercisable upon such termination of employment, or if Participant does not exercise this Option within the time specified in this Paragraph 2(c), all rights of Participant under this Option shall be forfeited.

d.                                      Disability.  If Participant’s employment terminates because of disability (as defined in Code Section 22(e), or any successor provision), this Option shall terminate on the earlier of: (i) the Close of Business on the twelve-month anniversary date of such termination of employment; and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent this Option was exercisable on the vesting date immediately preceding such termination of employment, but had not previously been exercised.  To the extent this Option was not exercisable upon such termination of employment, or if Participant does not exercise this Option within the time specified in this Paragraph 2(d), all rights of Participant under this Option shall be forfeited.

e.                                       Death.  In the event of Participant’s death, this Option shall terminate on the earlier of: (i) the Close of Business on the twelve-month anniversary of the date of Participant’s death; and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following Participant’s death, this Option may be exercised by the person or persons to whom Participant’s rights under this Option shall have passed by Participant’s will or by the laws of descent and distribution only to the extent this Option was exercisable on the vesting date immediately preceding the date of Participant’s death, but had not previously been exercised.  To the extent this Option was not exercisable upon the date of Participant’s death, or if such person or persons fail to exercise this Option within the time specified in this Paragraph 2(e), all rights under this Option shall be forfeited.

3.                                      Manner of Exercise.

a.                                      General.  This Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office.  The notice shall state the number of shares of Common Stock as to which this Option is being exercised and shall be accompanied by payment in full of the option price for all shares designated in the notice.  The exercise of this Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement.  This Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the option period as provided herein.

b.                                      Form of Payment.  Payment of the exercise price by Participant may be in cash, or with a personal check or certified check, or subject to the approval of the Administrator, (i) other cash equivalent, (ii) by the surrender by Participant to the Company of previously acquired unencumbered shares of Common Stock (through physical delivery or attestation), (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of this Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise if such exercise complies with applicable securities laws and any insider trading policy of the Company, (v) such other form of payment as may be authorized by the Administrator, or (vi) by a combination thereof.

In the event Participant elects to pay the exercise price in whole or in part with previously acquired shares of Common Stock or through a net share settlement, the then-current Fair Market Value of the stock delivered or withheld shall equal the total exercise price for the shares being purchased in such manner.  Participant acknowledges that, if Participant elects to pay the exercise price with previously acquired shares of Common Stock, a net share settlement or broker-assisted cashless exercise, then to the extent that any shares surrendered, withheld or sold were acquired through the exercise by Participant of an incentive stock option (including this Option), such surrender, withholding or sale may be considered a “disqualifying disposition” under Code Section 422.

For purposes of this Agreement, “previously acquired” shares of Common Stock means shares of Common Stock which Participant owns on the date of exercise (or for such period of time, if any, required by applicable accounting principles).

c.                                       Stock Transfer Records.  As soon as practicable after the effective exercise of all or any part of this Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the shares of Common Stock purchased, and the Company shall deliver to Participant one or more duly issued stock certificates evidencing such ownership, or, if requested by Participant and permitted by the Company’s governing documents, its designated agent, and applicable law, shall cause the purchased shares to be issued in book-entry form.  All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

4.                                      General Provisions.

a.                                      Employment Relationship; Rights as Stockholder.  This Agreement shall not confer on Participant any right with respect to the continuance of employment by the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate such employment.  Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.  Participant shall have no rights as a stockholder with respect to shares of Common Stock subject to this Option until such shares have been issued to Participant (or, if permitted, a book entry made) upon exercise of this Option.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 14 of the Plan.

b.                                      Change of Control.  If there is a Change of Control, this Option shall be subject to the provisions of Section 14(c) of the Plan with respect to such Change of Control.

c.                                       Securities Law Compliance.  The exercise of all or any parts of this Option shall only be effective at such time as the Company and its counsel shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.  If the issuance of such shares upon exercise is not registered under a then-currently effective registration statement under the Securities Act of 1933, as amended, Participant may be required by the Company, as a condition of the effectiveness of any exercise of this Option, to give any written assurances that are necessary or desirable in the opinion of the Company and its counsel to ensure the issuance complies with applicable securities laws, including that all Common Stock to be acquired pursuant to such exercise shall be held, until such time that such Common Stock is registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof; that the certificates (or, if permitted, book entries) for such shares shall bear an appropriate legend or notation to that effect; and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

d.                                      Extension of Expiration Date.  In the event that the exercise of this Option would be prohibited solely because the issuance of shares of Common Stock pursuant to this Option would violate applicable securities laws, the Administrator may, in its sole discretion and in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability thereunder, permit the expiration of this Option to be tolled during such time as its exercise is so prohibited; provided, however, that the expiration date may not thereby be extended more than 30 days after the date the exercise first would no longer violate applicable securities laws.  Notwithstanding anything in the Plan or this Agreement to the contrary, if the expiration date is extended in accordance with this Paragraph 4(d) beyond a term of 10 years from the Date of Grant, this Option shall be deemed to be a nonqualified stock option.

e.                                       Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any unexercised portion of this Option (i.e., Participant shall have such “anti-dilution” rights under this Option with respect to such events, but, subject to the Administrator’s discretion, shall not have “preemptive” rights).

f.                                        Shares Reserved.  The Company shall at all times during the option period reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

g.                                       Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income, or other taxes attributable to this Option are withheld from any amounts payable by the Company to Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part by: (i) delivering shares of Common Stock, or (ii) electing to have the Company withhold shares of Common Stock otherwise issuable to Participant as a result of the exercise of this Option.  In either case, such shares shall have a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the statutory minimum amount required to be withheld for tax purposes.  In no event, may Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding.  Participant acknowledges that, if the shares delivered or withheld to satisfy such withholding tax obligations were acquired through the exercise of an incentive stock option (including this Option), such delivery or withholding of such shares may result in a “disqualifying disposition” under Code Section 422.  The Participant’s request to deliver shares or to have shares withheld for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations, or, if later, the date that the amount of tax to be withheld is determined under applicable tax law, and shall be irrevocable as of such date if approved by the Administrator.  Participant’s request shall comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, if applicable.

h.                                      Non-transferability.  During the lifetime of Participant, this Option shall be exercisable only by Participant or by Participant’s guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the laws of descent and distribution.

i.                                          2013 Equity Incentive Plan.  This Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All capitalized terms in this Agreement not defined herein shall have the meanings ascribed to them in the Plan.   The Plan governs this Option and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

j.                                         Lock-up Period Limitation.  Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, Participant will execute any lock-up agreement the Company and the underwriter(s) deem necessary or appropriate, in their sole discretion, in connection with such public offering.

k.                                      Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, and such determination is affirmed by the Board of Directors, unless the Board of Directors determines otherwise, (i) the exercisability of this Option and the date on which this Option must be exercised shall be accelerated, provided that the Company agrees to give Participant 15 days’ prior written notice of such acceleration, and (ii) any portion of this Option or any other option granted to Participant pursuant to the Plan which is not exercised prior to or contemporaneously with such public offering shall be canceled.  Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.

l.                                          Affiliates.  Participant agrees that, if Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of a Change of Control (as defined in Section 1(e) of the Plan), Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other applicable legal or accounting principles, and will execute any documents necessary to ensure such compliance.

m.                                  Stock Legend.  The Administrator may require that the certificates (or, if permitted, book entries) for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend or notation to reflect the restrictions of Paragraph 4(c) and Paragraphs 4(j) through 4(l) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4(c) or Paragraphs 4(j) through 4(l).

n.                                      Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by Paragraph 2 or Paragraph 4(h) above.  This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

o.                                      Choice of Law.  The law of the state of Minnesota shall govern all questions concerning the construction, validity, and interpretation of this Plan, without regard to that state’s conflict of laws rules.

p.                                      Severability.  In the event that any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

q.                                      Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

r.                                         Nature of the Grant.  In accepting this Option, Participant acknowledges that:

(1)                                 the Plan has been established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(2)                                 the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future Options or other Awards, or benefits in lieu of

Options or other Awards, even if Options or other Awards have been granted repeatedly in the past;

(3)                                 all decisions with respect to future Options or other Awards, if any, will be at the sole discretion of the Administrator;

(4)                                 Participant is voluntarily participating in the Plan;

(5)                                 this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and which is outside the scope of Participant’s employment contract, if any;

(6)                                 this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

(7)                                 the future value of the underlying shares of Common Stock subject to this Option is unknown and cannot be predicted with certainty and if this Option vests and Participant exercises this Option, the value of those shares may increase or decrease;

(8)                                 in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or shares of Common Stock subject to this Option resulting from termination of Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(9)                                 the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Common Stock; and

(10)                          Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or this Option.

***Signature Page Follows***

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

KIPS BAY MEDICAL, INC.

By:
Its:

By execution of this Agreement, Participant acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions hereof and thereof.  Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Agreement and the Plan.

Participant

[Incentive Stock Option Agreement Signature Page]